UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 8, 2011

Cliffs Natural Resources Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

200 Public Square, Suite 3300, Cleveland, Ohio		44114-2315
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:

(216) 694-5700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On April 8, 2011, an Omnibus Agreement (the “Omnibus Agreement”) was entered into among ArcelorMittal USA LLC, the successor in interest to Ispat Inland Inc. (“ArcelorMittal USA”), ArcelorMittal Cleveland Inc. (f/k/a ISG Cleveland Inc.) (“ArcelorMittal Cleveland”), ArcelorMittal Indiana Harbor LLC (f/k/a ISG Indiana Harbor Inc.), (collectively with ArcelorMittal USA and ArcelorMittal Cleveland, “ArcelorMittal”), Cliffs Natural Resources Inc. (“CNR”), The Cleveland-Cliffs Iron Company (“CCIC”), Cliffs Mining Company (“CMC”), Northshore Mining Company (“Northshore”) and Cliffs Sales Company (f/k/a Northshore Sales Company) (collectively with CNR, CCIC, CMC and Northshore, “Cliffs”).

The Omnibus Agreement contains the terms and conditions of a negotiated settlement between ArcleorMittal and Cliffs with respect to the companies’ previously disclosed arbitrations and litigation regarding, among other matters, price reopener entitlements for 2009 and 2010, and pellet nominations for 2010 and 2011.

Among other things, the Omnibus Agreement amends the Pellet Sale and Purchase Agreement, dated as of December 31, 2002, among Ispat Inland Inc., CCIC and CMC (the “Inland Supply Agreement’). Under the terms of the Omnibus Agreement, among other things, Cliffs and ArcelorMittal have agreed to specific pricing levels for 2009 and 2010 pellet sales and the pricing calculation for the remainder of the term of the Inland Supply Agreement. As a result, Cliffs will receive a cash payment of approximately $250 million to $270 million as a pricing “true-up” for pellet volumes delivered or to be delivered to one of ArcelorMittal’s steelmaking facilities in North America during both years. The final amount of the “true-up” will depend on actual pellet quality.

Also, as part of the Omnibus Agreement, Cliffs and ArcelorMittal have agreed to use a world market-based pricing mechanism that adjusts quarterly beginning in 2011 and through the remainder of the contract term for the Inland Supply Agreement. As a result of the new pricing, going forward, the parties also agreed to forgo future price reopeners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cliffs Natural Resources Inc.

Date: April 14, 2011	By:	/s/ Gina K. Gunning
		Name:	Gina K. Gunning
		Title:	General Counsel, Corporate Affairs and Secretary